CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$6,756,700	$870.26

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933
Pricing Supplement dated February 7, 2014
(To the Prospectus dated July 19, 2013 and the Prospectus Supplement dated July 19, 2013)
Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-190038
Barclays Bank PLC Trigger Autocallable Optimization Securities

$5,432,500 Linked to the common stock of The Boeing Company due February 13, 2019
$1,324,200 Linked to the common stock of CSX Corporation due February 13, 2019
Investment Description
Trigger Autocallable Optimization Securities (the “Securities”) are unconditional, unsecured and unsubordinated debt securities issued by Barclays Bank PLC (the “Issuer”) linked to the performance of the common stock of a specific company (the “Underlying Equity”). If the closing price of the Underlying Equity on any Observation Date (which will occur first on February 13, 2015, and then quarterly thereafter as described on page PS-5 of this pricing supplement) is greater than or equal to the closing price of the Underlying Equity on the Trade Date (the “Initial Price”), Barclays Bank PLC will automatically call the Securities and pay you a Call Price equal to the principal amount per Security plus a Call Return. The Call Return increases the longer the Securities are outstanding. If by maturity the Securities have not been called, the Issuer will either repay you the full principal amount or, if the closing price of the Underlying Equity is less than the Trigger Price on the Final Valuation Date, the Issuer will repay less than the principal amount, if anything, resulting in a loss that is proportionate to the decline in the Underlying Equity from the Trade Date to the Final Valuation Date, up to a 100% loss of your principal amount invested. You will receive a positive return on your Securities only if the closing price of the Underlying Equity is greater than or equal to the Initial Price on any Observation Date, including the Final Valuation Date. Investing in the Securities involves significant risks. You may lose some or all of your principal. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the Issuer and is not, either directly or indirectly, an obligation of any third party. If the Issuer were to default on its payment obligations, you might not receive any amounts owed to you under the Securities and you could lose your entire investment.
Features	Key Dates
❑ Call Return — Barclays Bank PLC will automatically call the Securities for a Call Price equal to the principal amount plus the applicable Call Return based on the Call Return Rate if the closing price of the Underlying Equity on any Observation Date is greater than or equal to the Initial Price. If the Securities are not called, investors will have the potential for downside market exposure to the Underlying Equity at maturity.

❑ Contingent Repayment of Principal Amount at Maturity — If you hold the Securities to maturity, the Securities have not been called on any Observation Date including the Final Valuation Date and the closing price of the Underlying Equity is greater than or equal to the Trigger Price on the Final Valuation Date, Barclays Bank PLC will pay your full principal amount. However, If the closing price of the Underlying Equity is less than the Trigger Price on the Final Valuation Date, Barclays Bank PLC will pay less than your principal amount, if anything, resulting in a loss of your investment that will be proportionate to the full negative Underlying Return. The contingent repayment of principal only applies if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the issuer.
	Trade Date:	February 7, 2014
	Settlement Date:	February 12, 2014
	Observation Dates:	Quarterly, commencing on February 13, 2015 (See page PS-5)
	Final Valuation Date1:	February 7, 2019
	Maturity Date1:	February 13, 2019
1
Subject to postponement in the event of a market disruption event as described under “Reference Assets — Equity Securities — Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset” in the prospectus supplement. Notwithstanding anything to the contrary in the accompanying prospectus supplement, the Final Valuation Date may be postponed by up to five scheduled trading days due to the occurrence or continuance of a market disruption event on such date.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING EQUITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF BARCLAYS BANK PLC. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.
YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘KEY RISKS’ BEGINNING ON PAGE PS-6 AND UNDER ‘RISK FACTORS’ BEGINNING ON PAGE S-5 OF THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF THE PRINCIPAL AMOUNT OF THE SECURITIES.
Security Offering
This pricing supplement relates to two separate Securities we are offering. Each of the two Securities is linked to the performance of the common stock of a different company, and each of the two Securities has its own Initial Price, Call Return Rate and Trigger Price, as described in the table below. The Securities are offered at a minimum investment of 100 Securities at $10.00 per Security (representing a $1,000 investment), and integral multiples of $10.00 in excess thereof.

Underlying Equity	Call Return Rate	Initial Price	Trigger Price	CUSIP / ISIN
Securities linked to the common stock of The Boeing Company (BA)	9.00% per annum	$127.02	$88.28, which is 69.50% of the Initial Price	06742B568 / US06742B5681
Securities linked to the common stock of CSX Corporation (CSX)	9.00% per annum	$27.25	$20.03, which is 73.50% of the Initial Price	06742B550 / US06742B5509

See “Additional Information about Barclays Bank PLC and the Securities” on page PS-2 of this pricing supplement. The Securities will have the terms specified in the prospectus dated July 19, 2013, the prospectus supplement dated July 19, 2013 and this pricing supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.
We may use this pricing supplement in the initial sale of the Securities.  In addition, Barclays Capital Inc. or any other of our affiliates may use this pricing supplement in market resale transactions in any Securities after the initial sale.  Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.
The Securities constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.
	Initial Issue Price(1)		Underwriting Discount		Proceeds to Barclays Bank PLC
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Common stock of The Boeing Company	$5,432,500	$10.00	$135,812.50	$0.25	$5,296,687.50	$9.75
Common stock of CSX Corporation	$1,324,200	$10.00	$33,105	$0.25	$1,291,095	$9.75
(1)
Our estimated value of the Securities on the Trade Date, based on our internal pricing models, is $9.479 per Security for Securities linked to the common stock of The Boeing Company and $9.544 per Security for Securities linked to the common stock of CSX Corporation. In respect of each offering, the estimated value is less than the initial issue price of the Securities. See “Additional Information Regarding Our Estimated Value of the Securities” on page PS-2 of this pricing supplement.

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Securities
You should read this pricing supplement together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013 relating to our Global Medium-Term Securities, Series A, of which these Securities are a part. This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

If the terms discussed in this pricing supplement differ from those in the prospectus or prospectus supplement, the terms discussed herein will control.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Prospectus dated July 19, 2013
http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

♦	Prospectus supplement dated July 19, 2013:
http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

Our SEC file number is 1-10257. References to “Barclays,” “Barclays Bank PLC,” “we,” “our” and “us” refer only to Barclays Bank PLC and not to its consolidated subsidiaries. In this document, “Securities” refers to the two different series of Trigger Autocallable Optimization Securities that are offered hereby, unless the context otherwise requires.

Additional Information Regarding Our Estimated Value of the Securities
Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Trade Date is based on our internal funding rates. Our estimated value of the Securities may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Securities on the Trade Date is less than the initial issue price of the Securities. The difference between the initial issue price of the Securities and our estimated value of the Securities results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Securities, the estimated cost that we may incur in hedging our obligations under the Securities, and estimated development and other costs that we may incur in connection with the Securities.

Our estimated value on the Trade Date is not a prediction of the price at which the Securities may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Securities in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Securities in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Trade Date for a temporary period expected to be approximately 8 months after the initial issue date of the Securities because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Securities and other costs in connection with the Securities that we will no longer expect to incur over the term of the Securities. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Securities and any agreement we may have with the distributors of the Securities. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Securities based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Key Risks” beginning on page PS-6 of this pricing supplement.

Investor Suitability
The Securities may be suitable for you if:	The Securities may not be suitable for you if:
♦    You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦    You can tolerate the loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside risk as the Underlying Equity.

♦    You believe the closing price of the Underlying Equity will equal or exceed the Initial Price on any one of the specified Observation Dates, including the Final Valuation Date.

♦    You are willing to hold securities that will be called on the earliest Observation Date on which the closing price of the Underlying Equity is greater than or equal to the Initial Price, or you are otherwise willing to hold such securities to maturity, and accept that there may be little or no secondary market for the Securities.

♦    You understand and accept that you will not participate in any appreciation of the Underlying Equity, which may be significant, and are willing to make an investment whose return is limited to the applicable Call Return.

♦    You are willing to invest in the Securities based on the Trigger Price percentage specified on the cover of this pricing supplement.

♦    You do not seek current income from this investment and you are willing to forgo any dividends paid on the Underlying Equity.

♦    You are willing to assume the credit risk of Barclays Bank PLC, as Issuer of the Securities, for all payments under the Securities and understand that if Barclays Bank PLC were to default on its payment obligations, you might not receive any payments due to you, including any repayment of principal.

♦    You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦    You cannot tolerate the loss of all or a substantial portion of your investment, and you are not willing to make an investment that may have the same downside market risk as the Underlying Equity.

♦    You do not believe the closing price of the Underlying Equity will equal or exceed the Initial Price on any one of the specified Observation Dates, including the Final Valuation Date, or you believe the closing price of the Underlying Equity will decrease below the Trigger Price on the Final Valuation Date.

♦    You seek an investment that is designed to provide a full return of principal at maturity.

♦     You seek an investment that participates in the full appreciation of the Underlying Equity and whose return is not limited to the specified Call Return.

♦    You are unwilling to invest in the Securities based on the Trigger Price percentage specified on the cover of this pricing supplement.

♦    You are unable or unwilling to hold securities that will be called on the earliest Observation Date on which the settlement price of the Underlying Equity equals or exceeds the Initial Price, or you are otherwise unable or unwilling to hold such securities to maturity and seek an investment for which there will be an active secondary market.

♦    You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

♦    You seek current income from your investment or you prefer to receive any dividends paid on the Underlying Equity.

♦    You are not willing or are unable to assume the credit risk associated with Barclays Bank PLC, as Issuer of the Securities, for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” on page PS-6 as well as the ‘Risk Factors’ beginning on page S-5 of the prospectus supplement for risks related to an investment in the Securities.

Final Terms1
Issuer:	Barclays Bank PLC
Principal Amount per Security:	$10.00 per Security (subject to minimum investment of 100 Securities)
Term:	Approximately 5 years, unless called earlier
Underlying Equity2:	The common stock of a specific company, as set forth on the cover of this pricing supplement
Call Feature:
The Securities will be called if the closing price of the Underlying Equity on any Observation Date is greater than or equal to the Initial Price. If the Securities are called, you will receive on the applicable Call Settlement Date a cash payment per $10.00 principal amount of each Security equal to the Call Price for the applicable Observation Date

Observation Dates3:
The first Observation Date will occur on February 13, 2015; Observation Dates will occur quarterly thereafter as listed below under “Call Return/Call Return Rate.” The final Observation Date, February 7, 2019, will be the “Final Valuation Date.”

Call Settlement Dates:	Two (2) business days following the applicable Observation Date; provided however, if the Securities are called on the Final Valuation Date, the related Call Settlement Date will be the Maturity Date.
Call Price:	The Call Price will be calculated based on the following formula: $10.00 + ($10.00 × Call Return)
Call Return/Call Return Rate:
The Call Price will be based upon the applicable Call Return. The Call Return increases the longer the Securities are outstanding. The Call Return Rate for the Securities linked to the common stock of The Boeing Company is equal to 9.00% per annum, and the Call Return Rate for the Securities linked to the common stock of CSX Corporation is equal to 9.00% per annum.

		Securities linked to the common stock of The Boeing Company		Securities linked to the common stock of CSX Corporation
Observation Date3	Call Settlement Date3	Call Return	Call Price	Call Return	Call Price
February 13, 2015	February 18, 2015	9.00%	$10.900	9.00%	$10.900
May 7, 2015	May 11, 2015	11.25%	$11.125	11.25%	$11.125
August 7, 2015	August 11, 2015	13.50%	$11.350	13.50%	$11.350
November 9, 2015	November 12, 2015	15.75%	$11.575	15.75%	$11.575
February 8, 2016	February 10, 2016	18.00%	$11.800	18.00%	$11.800
May 9, 2016	May 11, 2016	20.25%	$12.025	20.25%	$12.025
August 8, 2016	August 10, 2016	22.50%	$12.250	22.50%	$12.250
November 7, 2016	November 9, 2016	24.75%	$12.475	24.75%	$12.475
February 7, 2017	February 9, 2017	27.00%	$12.700	27.00%	$12.700
May 8, 2017	May 10, 2017	29.25%	$12.925	29.25%	$12.925
August 7, 2017	August 9, 2017	31.50%	$13.150	31.50%	$13.150
November 7, 2017	November 9, 2017	33.75%	$13.375	33.75%	$13.375
February 7, 2018	February 9, 2018	36.00%	$13.600	36.00%	$13.600
May 7, 2018	May 9, 2018	38.25%	$13.825	38.25%	$13.825
August 7, 2018	August 9, 2018	40.50%	$14.050	40.50%	$14.050
November 7, 2018	November 9, 2018	42.75%	$14.275	42.75%	$14.275
February 7, 2019	February 13, 2019	45.00%	$14.500	45.00%	$14.500
Payment at Maturity (per Security):
If the Securities are not called and the Final Price is above or equal to the Trigger Price on the Final Valuation Date, Barclays Bank PLC will pay you a cash payment on the Maturity Date equal to $10.00 per $10.00 principal amount Security.

If the Securities are not called and the Final Price is below the Trigger Price on the Final Valuation Date, Barclays Bank PLC will pay you a cash payment on the Maturity Date that is less than your principal amount, if anything, resulting in a loss that is proportionate to the negative Underlying Return; equal to:

$10.00 x (1 + Underlying Return)

If the Securities are not called and the Final Price is below the Trigger Price, your principal is fully exposed to any decline in the Underlying Equity and you will lose some or all of the principal amount of the Securities at maturity.

Underlying Return:	Final Price – Initial Price Initial Price
Trigger Price:	A percentage of the Initial Price of the Underlying Equity, as specified on the cover page of this pricing supplement.
Initial Price:	The closing price of the Underlying Equity on the Trade Date, as specified on the cover of this pricing supplement.
Final Price:	The closing price of the Underlying Equity on the Final Valuation Date.
Closing Price:	On any trading day, the last reported sale price of the Underlying Equity on the principal national securities exchange on which it is listed for trading, as determined by the calculation agent.

1	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
2
For a description of adjustments that may affect the Underlying Equity, see “Reference Assets — Equity Securities — Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” in the prospectus supplement.

3
Subject to postponement in the event of a market disruption event as described under “Reference Assets — Equity Securities — Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset” in the prospectus supplement. Notwithstanding anything to the contrary in the accompanying prospectus supplement, the Final Valuation Date may be postponed by up to five scheduled trading days due to the occurrence or continuance of a market disruption event on such date.

Trade Date	The closing price of the Underlying Equity (the Initial Price) is observed, and the Trigger Price is determined.

Quarterly (commencing after one year)
The Securities will be called if the closing price of the Underlying Equity on any Observation Date is greater than or equal to the Initial Price.

If the Securities are called, Barclays Bank PLC will pay the Call Price for the applicable Observation Date equal to the principal amount plus the applicable Call Return.

Maturity Date
The Final Price and Underlying Return are determined as of the Final Valuation Date.

If the Securities have not been called and the Final Price is greater than or equal to the Trigger Price, Barclays Bank PLC will repay the principal amount equal to $10.00 per Security.

If the Securities have not been called and the Final Price is less than the Trigger Price, Barclays Bank PLC will repay less than the principal amount, if anything, resulting in a loss proportionate to the decline of the Underlying Equity equal to:

$10.00 x (1 + Underlying Return) per Security

If the Securities are not called and the Final Price is below the Trigger Price, your principal is fully exposed to any decline in the Underlying Equity and you will lose some or all of the principal amount of the Securities at maturity.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY PAYMENTS IN RESPECT OF AN AUTOMATIC CALL AND ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF BARCLAYS BANK PLC. IF BARCLAYS BANK PLC WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MIGHT NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Key Risks
An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing in the Underlying Equity. These risks are explained in more detail in the “Risk Factors” section of the accompanying prospectus supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦
You may lose some or all of your principal — The Securities differ from ordinary debt securities in that the Issuer will not necessarily pay the full principal amount at maturity. The return on the Securities depends on whether the closing price of the Underlying Equity is greater than or equal to the Initial Price on an Observation Date, and if the Securities are not called, whether the Final Price of the Underlying Equity is greater than or equal to the Trigger Price. If the Securities are not called, the Issuer will only pay you the principal amount of your Securities if the Final Price of the Underlying Equity is greater than or equal to the Trigger Price and will only make such payment at maturity. If the Securities are not called and the Final Price is less than the Trigger Price, you will be exposed to the full negative return of the Underlying Equity and you will lose some or all of your initial investment in an amount proportionate to the negative Underlying Return.  Accordingly, if the Final Price has declined below the Trigger Price, you risk losing 100% of your principal.

♦
Contingent repayment of principal applies only at maturity — You should be willing to hold your Securities to maturity. If you sell your Securities prior to maturity in the secondary market, if any, you may have to sell your Securities at a loss relative to your initial investment even if the price of the Underlying Equity is above the Trigger Price.

♦
The call feature limits your potential return — The return potential of the Securities as of any Observation Date is limited to the applicable Call Return, regardless of the appreciation of the Underlying Equity, which may be significant. You will not participate in any appreciation of the Underlying Equity. Therefore, you may receive a lower payment if the Securities are automatically called or at maturity, as the case may be, than you would have if you had invested directly in the Underlying Equity. In addition, because the Call Return increases the longer the Securities are outstanding, the Call Price payable on the first Observation Date is less than the Call Price payable for later Observation Dates. As the Securities could be called as early as the first Observation Date, the total return on the Securities could be minimal.

♦
Reinvestment risk — If your Securities are called early, the holding period over which you would receive the per annum Call Return Rate could be as short as one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Securities in a comparable investment with a similar level of risk in the event the Securities are called prior to the Maturity Date.

♦
Higher call return rates are generally associated with a greater risk of loss — Greater expected volatility with respect to the Underlying Equity reflects a higher expectation as of the Trade Date that the price of the Underlying Equity could close below the Trigger Price on the Final Valuation Date of the Securities. This greater expected risk will generally be reflected in a higher Call Return Rate for that security. However, while the Call Return Rate is a fixed percentage, the Underlying Equity’s volatility may change significantly over the term of the Securities. The price of the Underlying Equity for your Securities could fall sharply, which could result in a significant loss of principal.

♦
Credit of Issuer — The Securities are unsecured debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including payments in respect of an automatic call or any repayment of principal, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Securities and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.

♦
No interest payments — The Issuer will not make periodic interest payments on the Securities, and the return on the Securities is determined by the performance of the Underlying Equity from the Trade Date to the applicable Observation Date, including the Final Valuation Date.

♦
There may be little or no secondary market for the Securities — The Securities will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Securities in the secondary market but are not required to do so and may cease any such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Securities.

♦
Owning the Securities is not the same as owning the Underlying Equity — The return on your Securities may not reflect the return you would realize if you actually owned the Underlying Equity. For instance, as a holder of the Securities, you will not have voting rights, rights to receive cash dividends or other distributions, or any other rights that holders of the Underlying Equity would have. Further, you will not participate in any appreciation of the Underlying Equity, which could be significant even though you may be exposed to any decline of the Underlying Equity at maturity.

♦
Dealer incentives — We, our affiliates and agents act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay compensation of $0.25 per Security to the principals, agents and dealers in connection with the distribution of the Securities.

♦
There is a high probability that the Securities will be called or that the Underlying Equity will fall below the Trigger Price — Due to volatility in the price of the Underlying Equity, there is a high probability that your Securities will be called before the Maturity Date, limiting the appreciation potential of the Securities. At the same time, there is also a high probability that the Underlying Equity will close below the Trigger Price on the Final Valuation Date, exposing you to the loss of some or all of your principal investment.

♦
Potential conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.

♦
Potentially inconsistent research, opinions or recommendations by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates — Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by Barclays Capital Inc.,

UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Securities and the Underlying Equity to which the Securities are linked.

♦
Single equity risk — The price of the Underlying Equity can rise or fall sharply due to factors specific to the Underlying Equity and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically with the SEC by the issuer of the Underlying Equity.

♦
Antidilution adjustments — For certain corporate events affecting the Underlying Equity, the calculation agent may make adjustments to the amount payable on the Securities. However, the calculation agent will not make such adjustments in response to all events that could affect the Underlying Equity. If an event occurs that does not require the calculation agent to make such adjustments, the value of the Securities may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made in the sole discretion of the calculation agent, which will be binding on you absent manifest error. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in this pricing supplement or the prospectus supplement as necessary to achieve an equitable result.

♦
In some circumstances, the payment you receive on the Securities may be based on the stock of another company and not the Underlying Equity — Following certain corporate events relating to the issuer of the Underlying Equity where the issuer is not the surviving entity, your return on the Securities paid by Barclays Bank PLC may be based on the shares of a successor to the respective Underlying Equity issuer or any cash or any other assets distributed to holders of the Underlying Equity in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Securities. For more information, see the section “Reference Assets — Equity Securities — Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” of the prospectus supplement.

♦
Potential Barclays Bank PLC impact on market price of the Underlying Equity — Trading or transactions by Barclays Bank PLC or its affiliates in the Underlying Equity and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Underlying Equity, may adversely affect the market price of the Underlying Equity and, therefore, the market value of the Securities.

♦
The U.S. federal income tax consequences of an investment in the Securities are uncertain — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”).  Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment of the Securities as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment for the Securities, the tax consequences of ownership and disposition of the Securities could be materially and adversely affected.  In addition, as described below under “What Are the Tax Consequences of an Investment in the Securities?,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.  You should review carefully the sections of the accompanying prospectus supplement entitled “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Treatment of Non-U.S. Holders,” and consult your tax advisor regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

♦
Many economic and market factors will affect the value of the Securities — In addition to the price of the Underlying Equity on any trading day, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the expected volatility of the Underlying Equity;

♦	the time to maturity of the Securities;

♦	the dividend rate of the Underlying Equity;

♦	interest and yield rates in the market generally;

♦	a variety of economic, financial, political, regulatory or judicial events;

♦	the supply and demand for the Securities; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦
The estimated value of your Securities might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market — The estimated value of your Securities on the Trade Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above may be lower if such estimated value were based on the levels at which our benchmark debt securities trade in the secondary market. Also, this difference in funding rate as well as certain factors, such as sales commissions, selling concessions, estimated costs and profits mentioned below, reduces the economic terms of the Securities to you.

♦
The estimated value of your Securities is lower than the initial issue price of your Securities — The estimated value of your Securities on the Trade Date is lower than the initial issue price of your Securities. The difference between the initial issue price of your Securities and the estimated value of the Securities is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Securities, the estimated cost that we may incur in hedging our obligations under the Securities, and estimated development and other costs that we may incur in connection with the Securities.

♦
The estimated value of the Securities is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions — The estimated value of your Securities on the Trade Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Securities may not be consistent with those of other financial institutions which may be purchasers or sellers of Securities in the secondary market. As a result, the secondary market price of your Securities may be materially different from the estimated value of the Securities determined by reference to our internal pricing models.

♦
The estimated value of your Securities is not a prediction of the prices at which you may sell your Securities in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your Securities and may be lower than the estimated value of your Securities — The estimated value of the Securities will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Securities from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Securities in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Securities. Further, as secondary market prices of your Securities take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Securities such as fees, commissions, discounts, and the costs of hedging our obligations under the Securities, secondary market prices of your Securities will likely be lower than the initial issue price of your Securities. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Securities from you in secondary market transactions, if any, will likely be lower than the price you paid for your Securities, and any sale prior to the maturity date could result in a substantial loss to you.

♦
The temporary price at which we may initially buy the Securities in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your Securities — Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Securities in the secondary market (if Barclays Capital Inc. makes a market in the Securities, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Securities on the Trade Date, as well as the secondary market value of the Securities, for a temporary period after the initial issue date of the Securities. The price at which Barclays Capital Inc. may initially buy or sell the Securities in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Securities. Please see “Additional Information Regarding Our Estimated Value of the Securities” on page PS-2 for further information.

♦
We and our affiliates may engage in various activities or make determinations that could materially affect your Securities in various ways and create conflicts of interest — We and our affiliates establish the offering price of the Securities for initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the Securities, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Securities. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Securities and such compensation or financial benefit may serve as an incentive to sell these Securities instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Securities. Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Securities. Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Securities. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Securities into account in conducting these activities.

Hypothetical Examples of How the Securities Perform
The examples below illustrate the payment upon a call or at maturity for a $10.00 Security on a hypothetical offering of the Securities, with the assumptions as set forth below*. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the total payment per $10.00 principal amount Security over the term of the Securities to $10.00. The actual Initial Price and Trigger Price in respect of each offering is set forth on the cover of this pricing supplement, and the actual Call Return Rate in respect of each offering is set forth on the cover of this pricing supplement and under “Final Terms” above. The examples below do not take into account any tax consequences from investing in the Securities. Numbers in the examples below have been rounded for ease of analysis.

Principal Amount:	$10.00
Term	Approximately 5 years
Hypothetical Initial Price:	$100.00
Hypothetical Call Return Rate:	9.00% per annum (or 2.25% per quarterly period)
Observation Dates:	Observation Dates will occur quarterly, commencing after one year, as set forth under “Final Terms” in this pricing supplement.
Hypothetical Trigger Price:	$80.00 (which is 80.00% of the Initial Price)

* Terms used for purposes of these hypothetical examples may not represent the actual Initial Price or Trigger Price applicable to any Security offering described in this pricing supplement.

Example 1 — Securities are Called on the First Observation Date

Closing Price at first Observation Date:	$110.00 (at or above Initial Price, Securities are called)
Call Price (per $10.00)	$10.90

Because the Securities are called on the first Observation Date, the Issuer will pay you on the Call Settlement Date a total Call Price of $10.90 per $10.00 principal amount (9.00% total return on the Securities).

Example 2 — Securities are Called on the Final Valuation Date

Closing Price at first Observation Date:	$88.00 (below Initial Price, Securities NOT called)
Closing Price at second Observation Date:	$46.00 (below Initial Price, Securities NOT called)
Closing Price at third through sixteenth Observation Date:	Various (below Initial Price, Securities NOT called)
Closing Price at Final Valuation Date:	$110.00 (at or above Initial Price, Securities are called)
Call Price (per $10.00)	$14.50

Because the Securities are called on the Final Valuation Date, the Issuer will pay you on the Call Settlement Date (which coincides with the maturity date in this example) a total Call Price of $14.50 per $10.00 principal amount (45.00% total return on the Securities).

Example 3 — Securities are NOT Called and the Final Price is above the Trigger Price on the Final Valuation Date

Closing Price at first Observation Date:	$80.00 (below Initial Price, Securities NOT called)
Closing Price at second Observation Date:	$78.00 (below Initial Price, Securities NOT called)
Closing Price at third through sixteenth Observation Date:	Various (below Initial Price, Securities NOT called)
Closing Price at Final Valuation Date:	$85.00 (below Initial Price, but above the Trigger Price, Securities NOT called)
Payment at Maturity (per $10.00)	$10.00

Because the Securities are not called and the Final Price is not below the Trigger Price on the Final Valuation Date, at maturity, the Issuer will pay you a total of $10.00 per $10.00 principal amount (a 0.00% return on the Securities).

Example 4 — Securities are NOT Called and the Final Price is below the Trigger Price on the Final Valuation Date

Closing Price at first Observation Date:	$82.00 (below Initial Price, Securities NOT called)
Closing Price at second Observation Date:	$78.00 (below Initial Price, Securities NOT called)
Closing Price at third through sixteenth Observation Date:	Various (below Initial Price, Securities NOT called)
Closing Price at Final Valuation Date:	$45.00 (below Initial Price and Trigger Price, Securities NOT called)
Payment at Maturity (per $10.00)	$10.00 × [1 + Underlying Return] $10.00 × [1 – 55.00%] $4.50
Because the Securities are not called and the Final Price is below the Trigger Price on the Final Valuation Date, at maturity, the Issuer will pay you a total of $4.50 per $10.00 principal amount (a 55.00% loss on the Securities).

If the Underlying Return is negative and the Final Price is below the Trigger Price, at maturity the Issuer will repay less than the full principal amount, if anything, resulting in a loss of principal to investors that is proportionate to the decline of the Underlying Equity from the Trade Date to the Final Valuation Date.

What Are the Tax Consequences of an Investment in the Securities?
You should review carefully the sections entitled “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Treatment of Non-U.S. Holders” in the accompanying prospectus supplement.  The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Securities.  The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the Securities as prepaid forward contracts with respect to the Underlying Equity.  Assuming this treatment is respected, gain or loss on your Securities should be treated as long-term capital gain or loss if you hold your Securities for more than a year, whether or not you are an initial purchaser of Securities at the original issue price.  However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the Securities could be materially and adversely affected.  In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.  You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Non-U.S. holders—Additional tax consideration

Recently proposed Treasury regulations, if finalized in their current form, could impose withholding after December 31, 2015 on non-U.S. holders at a rate of 30% (or lower treaty rate) on amounts treated as attributable to dividends from U.S. stocks underlying financial instruments such as the Securities.  Withholding may be required even if the instrument does not explicitly take into account dividends paid on the underlying U.S. stocks, and even if the non-U.S. holder has not received any payments on the instrument.  Because these rules would apply only to instruments acquired after March 4, 2014, these rules will not apply to initial non-U.S. holders that acquire their Securities in this offering.  However, a non-U.S. purchaser that acquires Securities after March 4, 2014 might be subject to withholding under these rules, depending on the facts as of the date of the acquisition.  Although there are exceptions to the broad reach of these proposed withholding rules, they are uncertain in scope, and we or other withholding agents may determine that withholding is required after December 31, 2015.  If withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.  If you are a non-U.S. person, you should consult your tax advisor regarding the potential application of these proposed regulations.

Information about the Underlying Equity
Included in the following pages is a brief description of the issuers of each of the Underlying Equities. This information has been obtained from publicly available sources. Also set forth below is a table that provides the quarterly high and low closing prices for each Underlying Equity. We obtained the closing price information set forth below from Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the Underlying Equity as an indication of future performance.

We urge you to read the following section in the accompanying prospectus supplement: “Reference Assets — Equity Securities —Reference Asset Issuer and Reference Asset Information.” Companies with securities registered under the Securities Exchange Act of 1934, as amended, are required to file financial and other information specified by the SEC periodically. Such information can be reviewed electronically through a website maintained by the SEC at http://www.sec.gov. Information filed with the SEC by the issuer of the Underlying Equity can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus or prospectus supplement. We have not independently verified any of the information herein obtained from outside sources.

The Boeing Company
According to publicly available information, The Boeing Company (the “Company”) is an international aerospace firm.

Information filed by the Company with the SEC can be located by reference to its SEC file number: 001-00442. The Company’s common stock is listed on the New York Stock Exchange under the ticker symbol “BA.”

The following table sets forth the quarterly high and low closing prices for the Underlying Equity, based on daily closing prices on the New York Stock Exchange as reported by Bloomberg. The closing price of the Underlying Equity on February 7, 2014 was $127.02. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. The historical performance of the Underlying Equity should not be taken as an indication of the future performance of the Underlying Equity during the term of the Securities.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2008	3/31/2008	$86.98	$72.45	$74.37
4/1/2008	6/30/2008	$87.07	$65.72	$65.72
7/1/2008	9/30/2008	$69.26	$55.47	$57.35
10/1/2008	12/31/2008	$56.62	$37.11	$42.67
1/2/2009	3/31/2009	$46.31	$29.36	$35.58
4/1/2009	6/30/2009	$52.83	$35.44	$42.50
7/1/2009	9/30/2009	$54.62	$39.04	$54.15
10/1/2009	12/31/2009	$56.05	$47.22	$54.13
1/1/2010	3/31/2010	$74.11	$56.18	$72.61
4/1/2010	6/30/2010	$75.59	$60.11	$62.75
7/1/2010	9/30/2010	$69.69	$60.76	$66.54
10/1/2010	12/31/2010	$71.66	$62.50	$65.26
1/3/2011	3/31/2011	$73.93	$66.40	$73.93
4/1/2011	6/30/2011	$79.95	$71.25	$73.93
7/1/2011	9/30/2011	$75.99	$57.41	$60.51
10/1/2011	12/30/2011	$74.29	$58.25	$73.35
1/2/2012	3/30/2012	$76.34	$72.56	$74.37
4/1/2012	6/29/2012	$77.27	$67.24	$74.30
7/1/2012	9/28/2012	$75.51	$69.38	$69.62
10/1/2012	12/31/2012	$76.20	$69.53	$75.36
1/2/2013	3/28/2013	$86.62	$73.65	$85.85
4/1/2013	6/28/2013	$104.08	$84.09	$102.44
7/1/2013	9/30/2013	$119.38	$101.47	$117.50
10/1/2013	12/31/2013	$138.36	$114.47	$136.49
1/2/2014	2/7/2014*	$144.37	$121.40	$127.02

*
As of the date of this pricing supplement information for the first calendar quarter of 2014 includes data for the period from January 2, 2014 through February 7, 2014. Accordingly the “Quarterly High,” “Quarterly Low,” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first quarter of 2014.

The graph below illustrates the performance of the Underlying Equity from January 2, 2008 to February 7, 2014. The dotted line represents the Trigger Price of $88.28, which is equal to 69.50% of the closing price on February 7, 2014.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

The graph set forth above shows the historical performance of the Underlying Equity based on the daily closing price of the Underlying Equity. We obtained the closing prices above from Bloomberg. We have not independently verified any of the information obtained from Bloomberg. Historical performance of the Underlying Equity is not an indication of future performance. Future performance of the Underlying Equity may differ significantly from historical performance, either positively or negatively. We cannot give you assurance that the performance of the Underlying Equity will result in the return of any of your initial investment.

CSX Corporation
According to publicly available information, CSX Corporation (the “Company”) is a transportation supplier that provides rail-based transportation services, including traditional rail service and the transport of intermodal containers and trailers.

Information filed by the Company with the SEC can be located by reference to its SEC file number: 001-08022. The Company’s common stock is listed on the New York Stock Exchange under the ticker symbol “CSX.”

The following table sets forth the quarterly high and low closing prices for the Underlying Equity, based on daily closing prices on the New York Stock Exchange as reported by Bloomberg. The closing price of the Underlying Equity on February 7, 2014 was $27.25. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. The historical performance of the Underlying Equity should not be taken as an indication of the future performance of the Underlying Equity during the term of the Securities.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2008	3/31/2008	$19.14	$13.44	$18.69
4/1/2008	6/30/2008	$23.02	$18.77	$20.94
7/1/2008	9/30/2008	$22.89	$17.67	$18.19
10/1/2008	12/31/2008	$17.69	$10.18	$10.82
1/2/2009	3/31/2009	$12.23	$6.97	$8.62
4/1/2009	6/30/2009	$12.17	$8.85	$11.54
7/1/2009	9/30/2009	$16.06	$10.42	$13.95
10/1/2009	12/31/2009	$16.80	$13.88	$16.16
1/1/2010	3/31/2010	$17.46	$14.11	$16.97
4/1/2010	6/30/2010	$19.17	$16.22	$16.54
7/1/2010	9/30/2010	$18.71	$15.82	$18.44
10/1/2010	12/31/2010	$21.54	$18.15	$21.54
1/3/2011	3/31/2011	$26.67	$21.80	$26.20
4/1/2011	6/30/2011	$26.46	$24.30	$26.22
7/1/2011	9/30/2011	$27.01	$18.59	$18.67
10/1/2011	12/30/2011	$23.11	$18.39	$21.06
1/2/2012	3/30/2012	$23.68	$20.16	$21.52
4/1/2012	6/29/2012	$22.69	$20.32	$22.36
7/1/2012	9/28/2012	$23.39	$20.75	$20.75
10/1/2012	12/31/2012	$21.63	$19.01	$19.73
1/2/2013	3/28/2013	$24.63	$20.17	$24.63
4/1/2013	6/28/2013	$26.14	$22.65	$23.19
7/1/2013	9/30/2013	$26.75	$23.03	$25.74
10/1/2013	12/31/2013	$28.77	$25.25	$28.77
1/2/2014	2/7/2014*	$29.23	$26.02	$27.25

*
As of the date of this pricing supplement information for the first calendar quarter of 2014 includes data for the period from January 2, 2014 through February 7, 2014. Accordingly the “Quarterly High,” “Quarterly Low,” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first quarter of 2014.

The graph below illustrates the performance of the Underlying Equity from January 2, 2008 to February 7, 2014. The dotted line represents the Trigger Price of $20.03, which is equal to 73.50% of the closing price on February 7, 2014.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

The graph set forth above shows the historical performance of the Underlying Equity based on the daily closing price of the Underlying Equity. We obtained the closing prices above from Bloomberg. We have not independently verified any of the information obtained from Bloomberg. Historical performance of the Underlying Equity is not an indication of future performance. Future performance of the Underlying Equity may differ significantly from historical performance, either positively or negatively. We cannot give you assurance that the performance of the Underlying Equity will result in the return of any of your initial investment.

Supplemental Plan of Distribution
We have agreed to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents”, and the Agents have agreed to purchase, all of the Securities at the initial issue price less the underwriting discount indicated on the cover of this pricing supplement. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of this pricing supplement to its affiliates.

We or our affiliates have entered or will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Securities that it purchases from us to its affiliates at the price that is indicated on the cover of this pricing supplement.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the Securities offered by this pricing supplement have been executed and issued by Barclays Bank PLC and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Securities will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.  This opinion is given as of the date hereof and is limited to the laws of the State of New York.  Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of January 14, 2014, filed as an exhibit to a report on Form 6-K by Barclays Bank PLC on January 14, 2014, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the Securities and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP, dated January 14, 2014, which has been filed as an exhibit to the report on Form 6-K referred to above.